Exhibit 10(c)

Viacom Inc.
1515 Broadway
New York, N.Y. 10036-5794
212-258-6000

                      August 1, 2002

William A. Roskin
c/o Viacom Inc.
1515 Broadway
New York, New York 10036

Dear Mr. Roskin:

        Reference is made to your employment agreement with Viacom Inc. ("Viacom"), dated as of May 1, 2000 (your "Employment Agreement"). All defined terms used without definitions shall have the meanings provided in your Employment Agreement.

        This letter, when fully executed below, shall amend your Employment Agreement as follows:

        1.    Term.    Paragraph 1 shall be amended to change the date representing the end of the Term in the first and second sentences from "August 1, 2003" to "January 31, 2006".

        2.    Compensation/Salary.    Paragraph 3(a) shall be amended to add the following sentence at the end thereof:

  "Your Salary will be increased on May 1, 2003 to One Million Dollars ($1,000,000) a year for the balance of the Term."

        3.    Compensation/Bonus Compensation.    Paragraph 3(b)(ii) shall be amended to replace the first sentence with the following sentence:

  "Your target bonus ("Target Bonus") for each of those calendar years shall be 60% of your Salary and, after May 1, 2003, Deferred Compensation (as defined in paragraph 3(d)), at the rate in effect on November 1st of such year."

        4.    Compensation/Deferred Compensation.    Paragraph 3 shall be amended to add the following paragraph (d) after paragraph (c) thereof:

  "(d) Deferred Compensation. In addition to your Salary and Bonus, you shall earn, with respect to the period from May 1, 2003 through January 31, 2006, an additional amount ("Deferred Compensation"), the payment of which (together with the return thereon as provided in this paragraph 3(d) shall be deferred until January of the first calendar year following the year in which you cease to be an "executive officer" of Viacom, as defined for purposes of the Securities Exchange Act of 1934, as amended (the "1934 Act"). Deferred Compensation shall be earned at the rate of Twenty Five Thousand Dollars ($25,000) for the twelve-month period from May 1, 2003 to April 30, 2004, One Hundred Thousand Dollars ($100,000) for the twelve-month period from May 1, 2004 to April 30, 2005 and One Hundred Seventy Five Thousand Dollars ($175,000) for the nine-month period from May 1, 2005 to January 31, 2006 (which results in prorated Deferred Compensation in the amount of One Hundred Thirty One Thousand Two Hundred Fifty Dollars ($131,250) for such period). Deferred Compensation shall be credited to a bookkeeping account maintained by Viacom on your behalf, the balance of which account shall periodically be credited (or debited) with deemed positive (or negative) return calculated in the same manner, and at the same times, as the deemed return on your account under the Viacom excess 401(k) plan (as such plan may be amended from time to time) is determined (it being understood and agreed that, if at any time during which the Deferred Compensation remains payable, your excess 401(k) account balance is distributed in full to you, your Deferred Compensation account shall continue to be credited or debited with a deemed return based on the investment portfolio in which your excess 401(k) account was notionally invested immediately prior to its distribution). Viacom's obligation to pay the Deferred Compensation (including the return thereon provided for in this paragraph 3(d)) shall be an unfunded obligation to be satisfied from the general funds of Viacom."

        5.    No Solicitation.    Paragraph 6(c) shall be replaced in its entirety with the following paragraph:

  "(c) No Solicitation, Etc. You agree that, during the Term and for one (1) year thereafter, you shall not, directly or indirectly:

  (i)
  employ or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of Viacom or any of its affiliated companies; or

  (ii)
  interfere with, disturb or interrupt the relationships (whether or not such relationships have been reduced to formal contracts) of Viacom or any of its affiliated companies with any customer, supplier or consultant."

        6.    Litigation.    Paragraph 6(e) shall be replaced in its entirety with the following paragraph:

  "(e) Litigation.

  (i)
  You agree that, during the Term, for one (1) year thereafter and, if longer, during the pendency of any litigation or other proceeding, (x) you shall not communicate with anyone (other than your own attorneys and tax advisors), except to the extent necessary in the performance of your duties under this Agreement, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving Viacom or any of its affiliated companies, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to Viacom or its counsel; and (y) in the event that any other party attempts to obtain information or documents from you with respect to such matter, either through formal legal process such as a subpoena or by informal means such as interviews, you shall promptly notify Viacom's counsel before providing any information or documents.

  (ii)
  You agree to cooperate with Viacom and its attorneys, both during and after the termination of your employment, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved prior to the termination of your employment. Your cooperation shall include, without limitation, providing assistance to Viacom's counsel, experts or consultants, and providing truthful testimony in pretrial and trial or hearing proceedings. In the event that your cooperation is requested after the termination of your employment, Viacom will (x) seek to minimize interruptions to your schedule to the extent consistent with its interests in the matter; and (y) reimburse you for all reasonable and appropriate out-of-pocket expenses actually incurred by you in connection with such cooperation upon reasonable substantiation of such expenses.

  (iii)
  You agree that you will not testify voluntarily in any lawsuit or other proceeding which directly or indirectly involves Viacom or any of its affiliated companies, or which may create the impression that such testimony is endorsed or approved by Viacom or any of its affiliated companies, without advance notice (including the general nature of the testimony) to and, if such testimony is without subpoena or other compulsory legal process the approval of, the General Counsel of Viacom."

        7.    Survival; Modification of Terms.    Paragraph 6(j) shall be amended to add a reference to clause "(viii)" after the reference to clauses "(i) through (vi)" in the proviso in the first sentence thereof.

        8.    Disability.    Paragraph 7 shall be amended to replace the sixth sentence with the following sentences:

  "In addition, if you receive compensation under the STD program during calendar year 2003 or any subsequent calendar year during the Term, you will receive (i) Deferred Compensation for the calendar year in which such benefits commence prorated for the portion of such year during which you receive compensation under the STD program, (ii) prorated Deferred Compensation for any portion of the following calendar year during which you receive compensation under the STD program, and (iii) Deferred Compensation attributable to prior periods, payable, together in each case with the return thereon as provided in paragraph 3(d), prior to January 31st of the calendar year following the calendar year in which you cease to be an "executive officer" of Viacom, as defined for purposes of the 1934 Act. For the periods that you receive compensation and benefits under the STD and LTD programs, such compensation and benefits and the bonus compensation and Deferred Compensation provided under this paragraph 7 are in lieu of Salary, Bonus and Deferred Compensation under paragraphs 3(a), (b) and (d)."

        9.    Termination/Termination for Cause.    Paragraph 8(a) shall be amended to add the following sentence at the end thereof:

  "In the event that your employment is terminated by Viacom for Cause pursuant to this paragraph 8(a) or you resign without Good Reason, you shall be entitled to receive (i) any unpaid Salary through your termination or resignation date, and (ii) prorated Deferred Compensation for the calendar year in which the termination or resignation occurs, and Deferred Compensation attributable to prior periods payable, together with the return thereon as provided in paragraph 3(d), prior to January 31 of the following calendar year."

        10.  Termination/Termination Payments/Benefits.    Paragraph 8(d) shall be amended to add the following clause (viii) after clause (vii) and to insert a reference to clause "(viii)" after the reference to clauses "(i), (ii), (iii) and (iv)" that appears in the last sentence thereof:

"(viii)	Deferred Compensation for the period from May 1, 2003 through January 31, 2006 as set forth in paragraph 3(d); Deferred Compensation attributable to the calendar year in which the termination occurs and to prior calendar years shall be payable, together with the return thereon as provided in paragraph 3(d), prior to January 31st of the calendar year following such termination; and Deferred Compensation attributable to subsequent calendar years shall be payable, together with the return thereon as provided in paragraph 3(d), prior to January 31st, of each such following year;"

        11.  Termination/Non-Renewal Notice/Payments.    Paragraph 8(e) shall be amended to replace each reference to "your then current Salary" in clauses (i) and (ii) thereof with the words "an amount equal to the sum of your then current Salary and Deferred Compensation" and to replace the second sentence with the following sentence:

  "Notwithstanding the foregoing, you shall not receive compensation under this paragraph 8(e) with respect to any period for which you receive Salary and Deferred Compensation under paragraphs 8(d)(i) and (viii)."

        12.  Death.    Paragraph 9 shall be amended to insert the following sentence after the second sentence thereof:

  "In addition, your beneficiary or estate shall receive prorated Deferred Compensation for the calendar year in which the death occurs and Deferred Compensation attributable to prior calendar years payable, together with the return thereon as provided in paragraph 3(d) prior to January 31st of the following calendar year."

        Except as herein amended, all other terms and conditions of your Employment Agreement shall remain the same and your Employment Agreement as herein amended, shall remain in full force and effect.

        If the foregoing correctly sets forth our understanding, please sign, date and return all three (3) copies of this letter agreement to the undersigned for execution on behalf of Viacom; after this letter agreement has been executed by Viacom and a fully-executed copy returned to you, it shall constitute a binding amendment to your Employment Agreement.

Very truly yours,
VIACOM INC.
By:	/s/ MEL KARMAZIN Name: Mel Karmazin Title: President and Chief Operating Officer

ACCEPTED AND AGREED:

/s/ WILLIAM A. ROSKIN William A. Roskin
Dated: 7/26/02